     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 2001

                        REGISTRATION NO. 333-___________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               EPIX MEDICAL, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                               04-3030815
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification Number)

                                71 ROGERS STREET
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 250-6000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 MICHAEL D. WEBB
                             CHIEF EXECUTIVE OFFICER
                                71 ROGERS STREET
                               CAMBRIDGE, MA 02142
                                 (617) 250-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 WITH A COPY TO:
                             WILLIAM T. WHELAN, ESQ
                           Mintz, Levin, Cohn, Ferris,
                             Glovsky and Popeo, P.C.
                              One Financial Center
                                Boston, MA 02111
                               Tel: (617) 542-6000
                               Fax: (617) 542-2241

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICAL AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE



TITLE OF EACH CLASS                                      PROPOSED MAXIMUM             PROPOSED MAXIMUM         AMOUNT OF
OF SECURITIES TO                   AMOUNT TO BE           OFFERING PRICE             AGGREGATE OFFERING      REGISTRATION
BE REGISTERED                       REGISTERED            PER SHARE (1)                  PRICE (1)                FEE
-------------                       ----------            -------------                  ---------                ---
common stock, $.01 par value        2,685,064                 $7.30                   $19,600,967.20           $4,901.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sale prices of the common stock, par value $.01 per share, of EPIX Medical, Inc. as reported on the Nasdaq National Market on May 30, 2001.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. NO ONE MAY SELL THESE SECURITIES NOR MAY OFFERS TO BUY BE ACCEPTED UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER, SOLICITATION OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 6, 2001


                                   PROSPECTUS



                               EPIX MEDICAL, INC.
                        2,685,064 SHARES OF COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

This prospectus covers the sale by the selling stockholders listed on pages 13 and 14 of 2,685,064 shares of our common stock.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

OUR BUSINESS INVOLVES SIGNIFICANT RISKS. THESE RISKS ARE DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 4.

Our common stock is listed on the Nasdaq National Market under the symbol "EPIX." On May 30, 2001, the closing sale price of our common stock on the Nasdaq National Market was $7.11 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




                  The date of this prospectus is June 6, 2001

TABLE OF CONTENTS


                                                                                         PAGE
Business Summary.......................................................................     3
Risk Factors...........................................................................     4
Forward-Looking Statements.............................................................     12
Use of Proceeds........................................................................     12
Dividend Policy........................................................................     12
Selling Stockholders...................................................................     13
Plan of Distribution...................................................................     15
Legal Matters..........................................................................     16
Experts................................................................................     16
Where You Can Find Additional Information..............................................     16
Incorporation of Certain Information by Reference......................................     16




YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "EPIX" "WE," "US" AND "OUR" REFER TO EPIX MEDICAL, INC.

                                BUSINESS SUMMARY

OUR BUSINESS INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 4.

         We are a leading developer of targeted intravascular contrast agents intended for use with magnetic resonance imaging, known as MRI, for the diagnosis of human disease. Our principal product under development, MS-325, is an injectable intravascular contrast agent intended to enhance the quality of MR images and provide physicians with a superior method for diagnosing diseases affecting the vasculature. MS-325 is a small molecule, which produces an MRI signal because of the presence of gadolinium, a highly magnetically active element favored by clinicians for enhancing MR images. This molecule is designed with our proprietary technology to bind to albumin, the most common blood protein. In MS-325 images using standard MRI techniques, the blood gives off a strong magnetic signal and appears bright against the dark background of surrounding tissue. Because of its affinity for albumin, MS-325 remains at high concentrations in the bloodstream throughout the MRI exam and therefore provides the image acquisition time and signal strength needed to obtain a high contrast, high resolution image of the cardiovascular system. Like most currently available non-specific contrast agents, MS-325 is designed to be excreted safely through the kidneys over time.

         We believe that MS-325 will significantly enhance the quality of MR images and provide physicians with a clinically superior and cost effective method for diagnosing cardiovascular disease which is no more invasive than a peripheral intravenous injection, or I.V. We also believe that MS-325 will simplify the diagnostic pathway for a number of cardiovascular diseases and in many cases replace highly invasive methods, including methods that are more invasive than a peripheral I.V., up to and including a surgical procedure, and expensive X-ray angiography, which is currently considered the definitive diagnostic exam for assessing cardiovascular disease. We are also investigating additional imaging applications for MS-325, including breast cancer, female sexual arousal dysfunction and myocardial perfusion imaging.

         As a major component of our corporate strategy, we have sought to enter into alliances with leaders in the pharmaceutical, diagnostic imaging and MRI equipment industries to facilitate the development, manufacture, marketing, sale and distribution of our products. To date, we have entered into strategic alliances with Schering Aktiengesellschaft, or Schering AG, and Mallinckrodt Inc., recently acquired by TYCO International, Inc. and referred to herein as Mallinckrodt, for the development, manufacture and commercialization of MS-325 and other vascular contrast agents. We have also formed collaborations with the three major MRI scanner manufacturers, General Electric Medical Systems, Philips Medical Systems and Siemens Medical Systems to develop advanced imaging techniques designed to facilitate the use of MS-325-enhanced MRI. We entered into these alliances, and will seek to enter into future strategic alliances with industry leaders, in order to obtain access to resources and infrastructure to leverage our strengths.

         We have completed two Phase I clinical trials to date; the first was completed in February 1997, and the second in February 1998. In June 1998, we completed a Phase II clinical trial designed to test the safety and preliminary efficacy of MS-325-enhanced MR angiography for the evaluation of peripheral vascular disease. This clinical trial favorably compared MS-325-enhanced MR angiography to conventional X-ray angiography, the current reference standard. In June 1999, we initiated a Phase III clinical trial to determine the efficacy of MS-325-enhanced MR angiography for the detection of aortoiliac occlusive disease. Evaluation for aortoiliac occlusive disease is a critical component of two common procedures: abdominal aortography, particularly for the identification of abdominal aortic aneurysm, and leg arteriography, also known as peripheral run-off, for the detection of atherosclerosis. The trial, a multi-center, comparative, two-arm study, is designed to compare the diagnostic accuracy of MS-325-enhanced MR angiography with that of X-ray angiography. We are also currently conducting a Phase II feasibility trial to test the safety and feasibility of MS-325-enhanced MR angiography for the evaluation of coronary artery disease, and have completed patient enrollment in Phase II feasibility trials for detection of malignant breast lesions and female sexual arousal dysfunction. Through our pre-clinical studies, we also intend to determine the potential utility of MS-325-enhanced MRI for additional applications, including myocardial perfusion imaging.

         We incorporated in Delaware in 1988 and commenced operations in 1992. Our principal executive offices are located at 71 Rogers Street, Cambridge, Massachusetts, 02142-1118 and our telephone number is (617) 250-6000. Our Web site is located at http://www.epixmed.com. We do not intend for the information contained in our Web site to be considered a part of this prospectus.

                                  RISK FACTORS

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF FINANCIAL RISK. IN DECIDING WHETHER TO INVEST, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE FROM OTHER DOCUMENTS THAT WE FILE WITH THE SEC. IF ANY OF THESE RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, OPERATING RESULTS OR CASH FLOWS COULD BE ADVERSELY AFFECTED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                   RISKS RELATING TO OUR BUSINESS AND INDUSTRY

WE ARE IN AN EARLY STAGE OF DEVELOPMENT AND HAVE NOT GENERATED REVENUES FROM COMMERCIAL SALES OF OUR PRODUCTS.

         We currently have no products for sale, and we can not guarantee that we will ever have marketable products. All of our product candidates are in research or development. To date, we have financed our operations through public stock offerings, private sales of equity securities, equipment lease financings and license payments from our strategic partners. To achieve profitable operations, we, alone or with others, must successfully develop, obtain regulatory approval for, introduce, market and sell products. We do not expect to receive revenue from the sale of any of our product candidates for the next several years. We can not ensure that we will successfully complete our product development efforts, that we will obtain required regulatory approvals in a timely manner, if at all, that we will be able to manufacture our product candidates at an acceptable cost and with acceptable quality or that we can successfully market any approved products.

WE ANTICIPATE FUTURE LOSSES AND MAY NEVER BECOME PROFITABLE.

         Our future financial results are uncertain. We have experienced significant losses since we commenced operations in 1992. Our accumulated net losses as of March 31, 2001 were approximately $77.7 million. These losses have resulted primarily from expenses associated with our research and development activities, including pre-clinical and clinical trials, and general and administrative expenses. We anticipate that our research and development expenses will increase significantly in the future, and we expect to incur substantial losses over at least the next several years. We may never generate revenues from the sale of our products. Moreover, even if we generate product revenues, we may not be able to achieve or sustain profitability.

OUR FINANCIAL RESULTS FLUCTUATE QUARTERLY, WHICH COULD NEGATIVELY AFFECT OUR STOCK PRICE.

         Our results of operations have varied and will continue to vary significantly from quarter to quarter and depend on, among other factors:

         - the timing of fees and milestone payments that we receive from strategic partners;

         -        whether we form new strategic alliances;

         - the timing of expenditures in connection with research and development activities, including clinical trials;

         - the timing of product introductions and associated launch, marketing and sales activities; and

         - the timing and extent of product acceptance for different indications and geographical areas of the world.

         Fluctuations in our results of operations may cause us to fail to meet investor expectations, resulting in a decline in the trading price of our stock price. As a result, you may lose all or part of your investment.

FOR THE FORSEEABLE FUTURE, WE WILL DEPEND ON OUR ONLY PRODUCT CANDIDATE, MS-325, FOR REVENUES.

         MS-325 is currently our only product candidate in human clinical trials and we can not guarantee that any of our other development projects will yield a product candidate suitable for entry into clinical trials. As a result, our initial revenues and profits, if any, will be derived from sales of MS-325. If MS-325 fails to achieve regulatory approval and market acceptance, our business, financial condition and results of operations will be materially adversely effected.

BECAUSE DEVELOPMENT OF OUR TARGETED CONTRAST AGENTS WILL INVOLVE A LENGTHY AND COMPLEX PROCESS, WE ARE NOT CERTAIN THAT WE WILL BE ABLE TO COMMERCIALIZE ANY OF OUR PRODUCT CANDIDATES CURRENTLY IN DEVELOPMENT.

         Our product candidates are currently in research and development and will require additional research and development, extensive clinical testing and regulatory approval prior to any commercial sales. We cannot predict if or when we will be able to commercialize any of our product candidates under development. We must complete clinical trials in the United States and demonstrate the safety and efficacy of MS-325, currently in Phase III clinical trials, prior to obtaining Food and Drug Administration approval. Our clinical trials may not be successful and we may not complete them in a timely manner. We could report serious side effects as the clinical trial proceeds. Our results from early clinical trials may not predict results that we will obtain in large scale clinical trials, as a number of companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. We may not conduct additional Phase II or Phase III clinical trials for MS-325 and such trials, if begun, may not demonstrate any efficacy or will be completed successfully in a timely manner, if at all. The rate of completion of our clinical trials depends upon, among other things, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the clinical protocol under which MS-325 will be studied, the proximity of the patient to a clinical site and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs, regulatory filing delays, or both. Furthermore, we, the FDA or other regulatory authorities may alter, suspend or terminate clinical trials at any time. If we do not successfully complete clinical trials, we will not have a product to market.

IF MRI MANUFACTURERS DO NOT ENHANCE THEIR HARDWARE AND SOFTWARE, WE WILL NOT BE ABLE TO MARKET OUR CONTRAST AGENTS FOR CARDIAC INDICATIONS.

         Existing MRI scanners do not have the capability to perform coronary angiography without improvements in current MRI hardware and software. The success of cardiac applications of MS-325 therefore depends on advancements in MRI hardware and software. Although several leading MRI manufacturers, academic centers and others are developing advanced hardware and software, we do not know when, or if, these techniques will enable MS-325 to provide clinically relevant images in the cardiac indications that we are pursuing. If MRI manufacturers do not enhance their scanners to perform coronary angiography, we will not be able to market MS-325 for that application and the potential market for our products will be substantially reduced.

IF MRI TECHNOLOGY BECOMES OBSOLETE, WE WILL NOT HAVE A MARKET FOR OUR PRODUCT CANDIDATES.

         Several well-established medical imaging modalities compete with MRI, including X-ray angiography, computer assisted tomography, nuclear medicine and ultrasound. Other companies are actively developing the capabilities of these competing modalities to enhance their effectiveness in cardiovascular system imaging. If developments by others render MS-325 or our future product candidates obsolete or non-competitive, we will not have a market for our product candidates.

IF THE MARKET DOES NOT ACCEPT OUR TECHNOLOGY AND PRODUCTS, WE MAY NOT GENERATE SUFFICIENT REVENUES TO ACHIEVE OR MAINTAIN PROFITABILITY.

         The commercial success of MS-325 and our other products, when and if approved for marketing by the United States Food and Drug Administration, the FDA, and corresponding foreign agencies, depends on their acceptance by the medical community and third-party payors as clinically useful, cost-effective and safe. While contrast agents are currently used in an estimated 35% to 45% of all MRI exams, there are no FDA-approved targeted vascular agents in use. Furthermore, clinical use of MRI for vascular imaging has been limited and use of MRI for cardiac imaging has occurred mainly in research. Market acceptance, and thus sales of our product candidates, will depend on several factors, including:

         -        safety;

         -        price;

         -        ease of administration;

         -        effectiveness; and

         -        the rate of adoption of up-to-date MRI technology.

         Market acceptance will also depend on our ability and that of our strategic partners to educate the medical community and third-party payors about the benefits of diagnostic imaging with MRI enhanced with our product candidates compared to imaging with other modalities. Our MRI contrast agents represent a new approach to imaging the cardiovascular system and market acceptance both of MRI as an appropriate imaging technique for the cardiovascular system and of our product candidates is critical to our success. If our products do not achieve market acceptance, we may not generate sufficient revenues to achieve or maintain profitability.

OUR COMPETITORS MAY HAVE GREATER FINANCIAL RESOURCES, SUPERIOR PRODUCTS OR PRODUCT CANDIDATES, MANUFACTURING CAPABILITIES AND/OR MARKETING EXPERTISE, AND WE MAY NOT BE ABLE TO COMPETE WITH THEM SUCCESSFULLY.

         Medical technology is subject to intense competition and rapid technological change. We have many competitors, including pharmaceutical, biotechnology and chemical companies, a number of which, including our strategic partners, are actively developing and marketing products that could compete with our product candidates. Many of these competitors have substantially greater capital and other resources than we have and may represent significant competition for us. These companies may succeed in developing technologies and products that are more effective or less costly than any of those that we may develop. In addition, these companies may be more successful than we are in developing, manufacturing and marketing products. Our strategic partners or customers may choose to use competing technologies or products. As a result, we may not be able to compete successfully in the future.

WE DEPEND ON EXCLUSIVELY LICENSED TECHNOLOGY FROM THE MASSACHUSETTS GENERAL HOSPITAL AND IF WE LOSE THIS LICENSE, IT IS UNLIKELY WE COULD OBTAIN THIS TECHNOLOGY ELSEWHERE.

         Under the terms of a license agreement that we have with Massachusetts General Hospital, we are the exclusive licensee to certain technology, including patents and patent applications, which relate to our product candidates, including MS-325. The license agreement imposes various commercialization, sub-licensing, royalty and other obligations on us. If we fail to comply with these and other requirements our license could convert from exclusive to non-exclusive or terminate entirely. It is unlikely that we would be able to obtain this technology elsewhere. Any such event would have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON OUR STRATEGIC COLLABORATORS FOR SUPPORT IN PRODUCT DEVELOPMENT AND THE REGULATORY APPROVAL PROCESS, AND THESE EFFORTS MAY SUFFER IF WE EXPERIENCE PROBLEMS WITH OUR COLLABORATORS.

         We depend on strategic collaborators for support in product development and the regulatory approval process as well as a variety of other activities including manufacturing, marketing and distribution of our products in the United States and abroad, when and if the FDA and corresponding foreign agencies approve our product candidates for marketing. To date, we have entered into several strategic alliances, including a collaboration agreement with Schering AG, to develop and commercialize MS-325 and other MRI vascular agents worldwide and an agreement with Mallinckrodt, granting Mallinckrodt rights to enter into an agreement with Schering AG to manufacture MS-325 for clinical development and commercial use. We may not receive milestone payments from these alliances should MS-325 fail to meet certain performance targets in clinical trials. Further, our receipt of revenues from strategic alliances is affected by the level of efforts of our collaborators. Our collaborators may not devote the resources necessary to complete development, and commence marketing, of MS-325 in their respective territories, or they may not successfully market

MS-325. Schering AG and Mallinckrodt currently manufacture imaging agents for other modalities that will compete against MS-325. Schering AG will be responsible for setting the price of the product worldwide. However, Schering AG may not set prices in a manner that maximizes revenues for us. Our failure to receive milestone payments, a reduction or discontinuance of efforts by our partners, or the termination of these alliances would have a material adverse effect on our business, financial condition and results of operations.

         We may not successfully enter into additional strategic alliances for the development and commercialization of future product candidates. In addition, any future alliances may not be on terms favorable to us or may not be successful. If we are unable to enter into future strategic alliances with capable partners on commercially reasonable terms, we may delay the development and commercialization of future product candidates and could possibly postpone them indefinitely.

WE DEPEND ON PATENTS AND OTHER PROPRIETARY RIGHTS, AND IF THEY FAIL TO PROTECT OUR BUSINESS, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The protection of our proprietary technologies is material to our business prospects. We pursue a comprehensive patent program for our product candidates in the United States and in other countries where we believe that significant market opportunities exist. We own or have an exclusive license to patents and patent applications on the critical aspects of our core technology as well as many specific applications of this technology. However, the patent positions of pharmaceutical and biopharmaceutical firms, including us, generally include complex legal and factual questions. The issued patents that we own or license, or any patents that we obtain in the future, may not effectively protect our technology or provide a competitive advantage. In addition, any of our patents, patent applications or licensed patents may be challenged, invalidated or circumvented in the future.

         Many of our competitors actively pursue patent protection for activities and discoveries similar to our activities and discoveries. These competitors, many of which have made substantial investments in competing technologies, could seek to assert that our products or chemical processes infringe on their existing patents and/or will seek new patents that claim to cover aspects of our technology. Furthermore, patent applications in the United States are maintained in secrecy until patents are issued, and patent applications in foreign countries are maintained in secrecy for a specified period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. In addition, patents issued and patent applications filed relating to pharmaceuticals are numerous. Therefore, we may not be aware of all competitive patents, either pending or issued, that relate to our product candidates or processes used or those products or processes that we propose to use. If our patents fail to protect our business, we may not be able to compete effectively.

WE MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO OUR PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

         The pharmaceutical and biotechnology industries are characterized by extensive litigation regarding patents and other intellectual property rights. We intend to protect and defend our intellectual property vigorously. We may need to bring costly and time-consuming litigation to enforce our issued patents, to protect our trade secrets and know-how, or to determine the enforceability, scope and validity of the proprietary rights of others. We may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office or by foreign agencies to determine the priority of inventions. Any litigation surrounding these issues could result in extensive costs to us as well as be a significant distraction for management. Such costs could have a material adverse effect on our business, financial condition and results of operations.

         We also rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. We typically require our employees, consultants and advisors to execute confidentiality and assignment of invention agreements in connection with their employment, consulting or advisory relationships with us. These agreements could be breached or we may not have adequate remedies for any breach. Furthermore, our competitors could independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our proprietary technology, and we might not be able to meaningfully protect our rights in unpatented proprietary technology. Several of our management and scientific personnel were formerly associated with other pharmaceutical and biotechnology companies and academic institutions. In some cases, these individuals are conducting research in similar areas with which they were involved prior to joining us. As a result, we, as well as these individuals, could be subject to claims of violation of trade secrets and similar claims.

         Our commercial success will also depend on our ability to operate without infringing upon the patents of others in the United States and abroad. There are pending or issued patents, held by parties not affiliated with us, relating to technologies we use in the development or use of certain of our contrast agents. If any judicial or administrative proceeding upholds any third-party patents as valid and enforceable, we could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the owners of each such patent, or to redesign our products or processes to avoid infringement.

EXTENSIVE GOVERNMENT REGULATION MAY DELAY OR PREVENT US FROM MARKETING MS-325 OR OTHER PRODUCTS UNDER DEVELOPMENT.

         We are subject to extensive U.S. and foreign governmental regulatory requirements and lengthy approval processes for our product candidates. The development and commercial use of our product candidates will be regulated by numerous federal, state, local and foreign governmental authorities in the U.S., including the FDA and foreign regulatory agencies abroad. The nature of our research and development and manufacturing processes requires the use of hazardous substances and testing on certain laboratory animals. Accordingly, we are subject to extensive federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes, as well as the use of and care for laboratory animals. Although we believe we are in compliance with all such laws and maintain policies and procedures to ensure that we remain in compliance, it is possible that accidents will happen that would expose us to legal risk and/or financial loss. Furthermore, current laws could change and new laws could be passed that may force us to change our policies and procedures, an event which could impose significant costs on us.

         The regulatory approval process for new MRI contrast agents, including required pre-clinical studies and clinical trials, is lengthy and expensive. Although some of our employees have experience in obtaining regulatory approvals, we have only limited experience in filing or pursuing applications necessary to gain regulatory approvals. Pre-clinical testing of our product development candidates is subject to Good Laboratory Practices as prescribed by the FDA and the manufacture of any products developed by us will be subject to Good Manufacturing Practices as prescribed by the FDA. We may not obtain the necessary FDA clearances and subsequent approvals in a timely manner, if at all. We can not be sure as to the length of the clinical trial period or the number of patients that will be required to be tested in the clinical trials in order to establish the safety and efficacy of MS-325 or any of our future product candidates. We may encounter unanticipated delays or significant costs in our efforts to secure necessary approvals. We may not obtain regulatory approval, even after the performance of clinical trials and the passage of time and the expenditure of such resources, for MS-325 or any other product candidates that we develop. Our analysis of data obtained from pre-clinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent FDA regulatory approval. Future United States legislative or administrative actions also could prevent or delay regulatory approval of our product candidates. Even if we obtain regulatory approvals, they may include significant limitations on the indicated uses for which we may market a product. A marketed product also is subject to continual FDA and other regulatory agency review and regulation. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions. Further, many academic institutions and companies conducting research and clinical trials in the MRI contrast agent field are using a variety of approaches and technologies. If researchers obtain any adverse results in pre-clinical studies or clinical trials, it could adversely affect the regulatory environment for MRI contrast agents generally. In addition, if we obtain marketing approval, the FDA may require post-marketing testing and surveillance programs to monitor the product's efficacy and side effects. Results of these post-marketing programs may prevent or limit the further marketing of the monitored product.

         We and our strategic partners are also subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of our products. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval set forth above, and we may not obtain foreign regulatory approvals on a timely basis, if at all.

IF WE DO NOT RAISE ADDITIONAL FUNDS NECESSARY TO FUND OUR OPERATIONS, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

         Since inception, we have funded our operations primarily through our public offerings of common stock, private sales of equity securities, equipment lease financings and license payments from our strategic partners. We believe that we will need to raise substantial additional funds for research, development and other expenses, through equity or debt financings, strategic alliances or otherwise, prior to commercialization of any of our product candidates. Our future liquidity and capital requirements will depend upon numerous factors, including the following:

         -        the progress and scope of clinical trials;

         -        the timing and costs of filing future regulatory submissions;

         - the timing and costs required to receive both United States and foreign governmental approvals;

         - the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

         -        the extent to which our products gain market acceptance;

         - the timing and costs of product introductions; the extent of our ongoing research and development programs;

         - the costs of training physicians to become proficient with the use of our products; and

         - the costs of developing marketing and distribution capabilities.

         Additional financing may not be available on terms acceptable to us, or at all. If we cannot fund our capital requirements, it would have a material adverse effect on our business, financial condition and results of operations. If adequate funds are not available, we may have to curtail operations significantly or obtain funds by entering into arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products or potential markets. To the extent that we raise additional capital through the sale of equity or securities convertible into equity, the issuance of such securities could result in dilution to our existing stockholders.

WE HAVE A LIMITED MANUFACTURING CAPABILITY AND WE INTEND TO RELY ON OUTSOURCED MANUFACTURING TO PRODUCE MS-325.

         We do not have, nor do we currently have plans to develop, full-scale manufacturing capability for MS-325. While we do manufacture small amounts of MS-325 for research and development efforts, we intend to rely on Mallinckrodt as the primary manufacturer of MS-325 for Phase III clinical trials, as well as for any future human clinical trials and commercial use. In the event that Mallinckrodt fails to fulfill its manufacturing responsibilities satisfactorily, Schering has the right to purchase MS-325 from a third party or to manufacture the compound itself. However, either course of action could materially delay the manufacture and development of MS-325. Schering may not be able to find an alternative manufacturer. In addition, Schering may not be able to manufacture MS-325 in a timely manner. If we experience a delay in manufacturing, it could result in a delay in the approval or commercialization of MS-325 and have a material adverse effect on our business, financial condition and results of operations.

PRODUCT LIABILITY CLAIMS COULD INCREASE OUR COSTS AND ADVERSELY EFFECT OUR RESULT OF OPERATIONS.

         The clinical testing, manufacturing and marketing of our product candidates may expose us to product liability claims, and we may experience material product liability losses in the future. We currently have limited product liability insurance for the use of our product candidates in clinical research, but our coverage may not continue to be available on terms acceptable to us or adequate for liabilities we actually incur. We do not have product liability insurance coverage for the commercial sale of our products but intend to obtain such coverage if and when we commercialize our product candidates. However, we may not be able to obtain adequate additional product liability insurance coverage on acceptable terms, if at all. A successful claim brought against us in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against us, may have a material adverse effect on our business and results of operations.

IF WE FAIL TO GET ADEQUATE LEVELS OF REIMBURSEMENT FOR OUR PRODUCT CANDIDATES AFTER THEY ARE APPROVED FROM THIRD PARTY PAYORS IN THE U.S. AND ABROAD, WE WILL NOT BE ABLE TO COMMERCIALIZE OUR PRODUCT CANDIDATES.

         We could be adversely affected by changes in reimbursement policies of governmental or private healthcare payors, particularly to the extent any such changes affect reimbursement for procedures in which our product candidates would be used. Failure by physicians, hospitals and other users of our products to obtain sufficient reimbursement from third-party payors for the procedures in which our products would be used or adverse changes in governmental and private third-party payors' policies toward reimbursement for such procedures would have a material adverse effect on our business, financial condition and results of operations. If we obtain the necessary foreign regulatory approvals, market acceptance of our product candidates in international markets would be dependent, in part, upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. We intend to seek international reimbursement approvals, although we can not assure you that any such approvals will be obtained in a timely manner, if at all, and failure to receive international reimbursement approvals could have an adverse effect on market acceptance of our products in the international markets in which such approvals are sought.

WE DEPEND ON OUR KEY PERSONNEL, THE LOSS OF WHOM WOULD HURT OUR ABILITY TO COMPETE.

         Our future business and operating results depend in significant part upon the continued contributions of our key technical and senior management personnel, many of whom would be difficult to replace and some of whom perform important functions for us beyond those functions suggested by their respective job title or description. Our future business and operating results also depend in significant part upon our ability to attract and retain qualified management, operational and technical personnel. Competition for this personnel is intense, and we may not be successful in attracting or retaining such personnel. Although we maintain key life insurance on the lives of some key officers, the loss of any key employee, the failure of any key employee to perform in his or her current position, or our inability to attract and retain skilled employees, as needed, could have a material adverse effect on our business, financial condition and results of operations.

                         RISKS RELATING TO THIS OFFERING

OUR STOCK PRICE IS VOLATILE. IT IS POSSIBLE THAT YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

         The market prices of the capital stock of medical technology companies have historically been very volatile, and the market price of the shares of our common stock fluctuates. The market price of the shares of our common stock is affected by:

         -        actual or anticipated fluctuations in our operating results;

         - announcements of technological innovation or new commercial products by us or our competitors;

         -        new collaborations entered into by us or our competitors;

         - developments with respect to proprietary rights, including patent and litigation matters;

         -        results of pre-clinical and clinical trials;

         - conditions and trends in the pharmaceutical and other technology industries;

         - adoption of new accounting standards affecting such industries;

         -        changes in financial estimates by securities analysts; and

         -        general market conditions.

         In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of development stage companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, shareholders have often brought class action securities litigation against that company. Such litigation, if brought against us, could result in substantial costs and a diversion of management's attention and resources.

FUTURE ISSUANCES AND SALES OF SHARES OF OUR COMMON STOCK UPON THE EXERCISE OF OUTSTANDING WARRANTS AND OPTIONS MAY RESULT IN DILUTION OF OUR COMMON STOCK.

         Dilution is likely to occur upon conversion of the outstanding warrants and upon exercise of outstanding stock options.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

         We have not paid cash dividends since our inception and do not intend to pay cash dividends in the foreseeable future. Therefore, you will have to rely on appreciation in our stock price in order to achieve a gain on your investment.

CERTAIN ANTI-TAKEOVER CLAUSES IN OUR CHARTER AND BY-LAW PROVISIONS AND IN DELAWARE LAW MAY MAKE AN ACQUISITION OF US MORE DIFFICULT.

         Our Restated Certificate of Incorporation authorizes the Board of Directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of our common stock or limit the price that investors might be willing to pay for shares of our common stock. The Restated Certificate provides for staggered terms for the members of the Board of Directors. A staggered Board of Directors and certain provisions of our By-laws and of Delaware law applicable to us could delay or make more difficult a merger, tender offer or proxy contest involving us. For example, we are subject to Section 203 of the General Corporation Law of the State of Delaware which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an interested stockholder. These provisions may have the effect of delaying or preventing a change of control of us without action by the stockholders and, therefore, could adversely affect the price of our stock.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the sections entitled "Business Summary" and "Risk Factors," contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events of our future financial and operating performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from that expressed or implied by these forward-looking statements. These forward-looking statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "our future success depends," "seek to continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results except as required by law.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future.

                              SELLING STOCKHOLDERS

         The shares of common stock issued to Schering Berlin Venture Corp., or Schering BV, were issued by us pursuant to a Stock Purchase Agreement entered into in connection with our strategic collaboration with Schering AG. The remaining shares of common stock were originally issued by us pursuant to a private placement in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by us to be accredited investors. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. The selling stockholders, including their transferees, pledgees or donees, or their successors, may from time to time offer and sell any or all of the common stock offered under this prospectus.

         The selling stockholders have represented to us that they purchased the common stock for their own account for investment only and not with a view toward selling or distributing the shares, except through sales registered under the Securities Act or exemptions. We agreed with the selling stockholders to file this registration statement to register the resale of the common stock. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective for a period of time necessary to permit the sale of all of the common stock offered under this prospectus.

         The following table shows information, as of May 30, 2001, with respect to the selling stockholders and the principal amounts of our common stock they beneficially own and the number of shares that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling stockholders.

         The selling stockholders may offer all, some or none of the common stock. Thus, we cannot estimate the amount of the common stock that will be held by the selling stockholders upon termination of any sale. Schering BV is an affiliate of Schering AG with whom we have entered into a strategic collaboration agreement. In addition, Christopher F.O. Gabrieli is a member of our board of directors and a general partner of Deer III & Co., the general partner of Bessemer Venture Partners III L.P., one of our principal stockholders and a selling stockholder listed in the table below.




                                                                                                                 SHARES OWNED
                                                  SHARES OWNED PRIOR                                           AFTER COMPLETION
                                                      TO OFFERING                                             OF THE OFFERING (2)
       NAME OF SELLING                                -----------               MAXIMUM NUMBER OF        --------------------------
        STOCKHOLDER                             NUMBER        PERCENT (1)        SHARES OFFERED          NUMBER         PERCENT (1)
       ---------------                          ------        -----------      -------------------       ------         -----------
Schering Berlin Venture Corp.                  1,112,075        7.87%              1,112,075               0                -
Bessemer Venture Partners III L.P.             1,398,354        9.89%              1,398,354               0                -
Robert H. Buescher                               3,444            *                  3,444                 0                -
Neill H. Brownstein                              6,331            *                  6,331                 0                -
Christopher F.O. Gabrieli                      124,127(3)         *                  99,127                0                -
Gabrieli Family Foundation                       6,761            *                  6,761                 0                -
David J. Cowan                                   5,248            *                  5,248                 0                -
C. Samantha Chen                                 1,124            *                  1,124                 0                -
Rachel J. Erickson                                660             *                   660                  0                -
Gautam A. Prakash                                3,802            *                  3,802                 0                -
John Rodakis                                     1,321            *                  1,321                 0                -
Rodney A. Cohen                                  1,252            *                  1,252                 0                -
Richard R. Davis                                 4,140            *                  4,140                 0                -
Adam P. Godfrey                                  1,703            *                  1,703                 0                -
Belisarius Corporation                           7,848            *                  7,848                 0                -
Diane N. McPartlin                                541             *                   541                  0                -


                                                                                                                 SHARES OWNED
                                                  SHARES OWNED PRIOR                                           AFTER COMPLETION
                                                      TO OFFERING                                             OF THE OFFERING (2)
       NAME OF SELLING                                -----------               MAXIMUM NUMBER OF        --------------------------
        STOCKHOLDER                             NUMBER        PERCENT (1)        SHARES OFFERED          NUMBER         PERCENT (1)
       ---------------                          ------        -----------      -------------------       ------         -----------
Russell D. Sternlicht                             652               *                   652                  0                -
William T. Burgin                                2,016              *                  2,016                 0                -
Michael I. Barach                                1,707              *                  1,707                 0                -
Ravi Mhatre                                       683               *                   683                  0                -
BVP III Special Situations L.P.                  24,259             *                  24,259                0                -
Brimstone Island Co. L.P.                        2,016              *                  2,016                 0                -

*Less than 1% ownership.

(1) Percentage of ownership prior to the offering is based on 14,132,871 shares of common stock outstanding on May 30, 2001.

(2) Number of shares and percentage after completion of the offering assumes that all of the shares held by the selling stockholders and being offered under this prospectus are sold, that the shares are sold to unaffiliated third parties and that the selling stockholders acquire no additional shares of common stock before completion of this offering.

(3) Includes 25,000 shares subject to options exercisable within the 60-day period following June 4, 2001.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling stockholders. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

         o transactions on the Nasdaq National Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

         o        in the over-the-counter market;

         o in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

         o        on connection with short sales of the shares;

         o        by pledge to secure debt and other obligations;

         o through the writing of options, whether the options are listed on an options exchange or otherwise;

         o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

         o        through a combination of any of the above transactions; or

         o        any other method permitted by law.

         The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Regulation S of the Securities Act may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

         We entered into a registration rights agreement or a stock purchase agreement, as the case may be, for the benefit of the selling stockholders to register our common stock under applicable federal and state securities laws. The registration rights agreement and the stock purchase agreement provide for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling stockholders incident to the registration of the common stock.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus is being passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.


                                     EXPERTS

         The financial statements of EPIX Medical, Inc. appearing in EPIX's annual report on Form 10-K for the year ended December 31, 2000, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference elsewhere herein. The financial statements referred to above are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its Public Reference Room. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

         Our common stock is quoted on the Nasdaq National Market. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         This prospectus is only part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission permits us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we close this offering. The documents we incorporate by reference are:

       (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

       (b) our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001; and

       (c) our Definitive Proxy Statement on Schedule 14A as filed with the Commission on April 18, 2001.

       You may request a copy of these filings at no cost by writing or telephoning Sydney Barrett, Investor Relations, at the following address and telephone number: EPIX Medical, Inc., 71 Rogers Street, Cambridge, Massachusetts 02142; telephone number (617) 250-6000.

       To the extent that any statements contained in a document incorporated by reference are modified or superseded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superseded.

     All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document modifies or supersedes such statement.

                               EPIX MEDICAL, INC.


                                   PROSPECTUS
                                   ----------

                                  JUNE 6, 2001



YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN ANY JURISDICTION OUTSIDE THE UNITED STATES ARE REQURIED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following expenses incurred in connection with the sale of the securities being registered will be borne by the Company. Other than the SEC registration fee, the amounts stated are estimates.


SEC Registration Fee.......................................................................    $ 4,901.00
Legal Fees and Expenses....................................................................    $10,000.00
Accounting Fees and Expenses...............................................................    $ 6,000.00
Miscellaneous..............................................................................    $ 2,500.00
                                                                                               ----------

TOTAL......................................................................................    $23,401.00


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

         Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

         The Certificate of Incorporation, as amended, and By-laws, as amended, of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. The By-laws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, its By-laws, as amended, and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

         As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company's Certificate of Incorporation, as amended, provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

ITEM 16. EXHIBITS.


            EXHIBIT
            NUMBER                                        DESCRIPTION
             4.1**         Restated Certificate of Incorporation of the Company. (Filed as Exhibit 4.1 to the
                           Company's Registration Statement on Form S-8 (File No. 333-30531) and incorporated herein by reference.)

             4.2**         Amended and Restated By-laws of the Company. (Filed as Exhibit 4.2 to the Company's
                           Registration Statement on Form S-8 (File No. 333-30531) and incorporated herein by reference.)

             4.3**         Specimen certificate for shares of common stock of the Company (Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No.  333-17581) and
                           incorporated herein by reference.)

             5.1*          Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered.

             23.1*         Consent of Ernst & Young LLP.

             23.2*         Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (Included in Exhibit 5.1)

             24.1*         Power of Attorney (included on signature page)


             --------------------------
             *   Filed herewith.
             **  Previously filed



ITEM 17. UNDERTAKINGS.

       (a) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

       (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant has duly caused this Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on June 6, 2001.

                                           EPIX MEDICAL, INC.

                                           BY: /s/ MICHAEL D. WEBB
                                           -------------------------------------
                                           Michael D. Webb
                                           Chief Executive Officer


                                POWER OF ATTORNEY

The registrant and each person whose signature appears below constitutes and appoints Michael D. Webb, his, her or its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   SIGNATURE                                                  TITLE                                           DATE
   ---------                                                  -----                                           ----
                                                        Chief Executive Officer                            June 6, 2001
/s/ MICHAEL D. WEBB                                     (Principal Executive Officer)
----------------------------------------
Michael D. Webb

                                                        Vice President of Finance and                      June 6, 2001
/s/ PAMELA E. CAREY                                     Administration and Chief Financial Officer
----------------------------------------                (Principal Financial and Accounting Officer)
Pamela E. Carey

/s/ CHRISTOPHER F.O. GABRIELI                           Chairman of the Board and Director                 June 6, 2001
----------------------------------------
Christopher F. O. Gabrieli


/s/ STANLEY T. CROOKE, M.D., PH.D.                      Director                                           June 6, 2001
----------------------------------------
Stanley T. Crooke, M.D., Ph.D.


/s/ LUKE B. EVNIN, PH.D.                                Director                                           June 6, 2001
----------------------------------------
Luke B. Evnin, Ph.D.

/s/ RANDALL B. LAUFFER, PH.D.                           Director                                           June 6, 2001
----------------------------------------
Randall B. Lauffer, Ph.D.


                                  EXHIBIT INDEX


            EXHIBIT
            NUMBER                                        DESCRIPTION
             4.1**         Restated Certificate of Incorporation of the Company. (Filed as Exhibit 4.1 to the
                           Company's Registration Statement on Form S-8 (File No. 333-30531) and incorporated herein by reference.)

             4.2**         Amended and Restated By-laws of the Company. (Filed as Exhibit 4.2 to the Company's
                           Registration Statement on Form S-8 (File No. 333-30531) and incorporated herein by reference.)

             4.3**         Specimen certificate for shares of common stock of the Company (Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 333-17581) and
                           incorporated herein by reference.)

             5.1*          Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., with respect to the legality of the securities being registered.

             23.1*         Consent of Ernst & Young LLP.

             23.2*         Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (Included in Exhibit 5.1)

             24.1*         Power of Attorney (included on signature page)

             --------------------------
             *   Filed herewith.
             **  Previously filed